                                Eaton Corporation
                         2003 Annual Report on Form 10-K
                                    Item 15(c)
                                   Exhibit 12
                       Ratio of Earnings to Fixed Charges

                                                          Year ended December 31
                                              ---------------------------------------------
                                               2003      2002      2001      2000      1999
                                               ----      ----      ----      ----      ----
Income from continuing operations before
income taxes                                  $ 508     $ 399      $278     $ 552    $  943

Adjustments
-----------
Minority interests in
  consolidated subsidiaries                      12        14         8         8         2
Income of equity investees                       (3)       (1)        0        (1)       (1)
Interest expensed                                93       110       149       182       159
Amortization of debt issue costs                  2         2         1         1         0
Estimated portion of rent expense
  representing interest                          38        34        38        39        36
Amortization of capitalized interest             13        13        13        10         8
Distributed income of equity
  investees                                       0         0         0         1         0
                                              -----     -----      ----     -----    ------
Adjusted income from continuing
operations before income taxes                $ 663     $ 571      $487     $ 792    $1,147
                                              =====     =====      ====     =====    ======

Fixed charges
-------------
Interest expensed                             $  93     $ 110      $149     $ 182    $  159
Interest capitalized                              7         8        12        22        21
Amortization of debt issue costs                  2         2         1         1         0
Estimated portion of rent
  representing interest                          38        34        38        39        36
                                              -----     -----      ----     -----    ------
Total fixed charges                           $ 140     $ 154     $ 200     $ 244    $  216
                                              =====     =====      ====     =====    ======

Ratio of earnings to fixed charges             4.73      3.71      2.44      3.25      5.31

Income from continuing operations before income taxes for years before 2002 includes amortization expense related to goodwill and other intangible assets. Upon adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002 the Company ceased amortization of goodwill and indefinite life intangible assets.